EXHIBIT 10.7

CAPSTONE GREEN ENERGY HOLDINGS, INC.

SEVERANCE PAY PLAN AND SUMMARY PLAN DESCRIPTION

Effective December 7, 2023

ARTICLE I
INTRODUCTION

This Capstone Green Energy Holdings, Inc. (the “Company”) Severance Pay Plan (the “Plan”) is established effective as of the date set forth above (the “Effective Date”).  As of the Effective Date, this Plan replaces and supersedes all prior agreements and understandings, oral or written, regarding severance or other compensation or benefits payable upon a termination of employment or service with the Company, any of its subsidiaries or its successors.  This document serves as both the Plan document and the summary plan description of the Plan.  The purpose of this Plan is to assist employees in their transition to finding new employment following a qualifying termination of employment and is not intended to be a reward for prior service with the Company, any of its subsidiaries or its successors.  Benefits paid to an employee hereunder are not earned or otherwise accrued by an employee.

ARTICLE II
PARTICIPATION IN THE PLAN

Regular full-time employees of the Company, its subsidiaries or its successors whose employment is involuntarily terminated under conditions described in Article III (“Eligible Employees”) will be eligible for benefits upon satisfaction of the terms and conditions described in this Plan.  For purposes of eligibility, a regular full-time employee is an employee who is a resident of the United States and is regularly scheduled to work at least 30 hours per week.  It does not include: (i) employees who are designated by the Company, its subsidiaries or its successors as temporary, seasonal or intern, or (ii) individuals who provide services under an employee lease agreement, “leased employees” (defined in section 414(n) of the Internal Revenue Code) or independent contractors.  Employees of the Company, its subsidiaries or its successors who are eligible for severance under another plan, agreement or arrangement of the Company, its subsidiaries or its successors are not eligible to receive duplicate benefits under this Plan.  For the avoidance of doubt, any benefits payable pursuant to a Change in Control Agreement between an Eligible Employee and the Company, any of its subsidiaries or its successors shall be in lieu of, and not in addition to, the benefits payable pursuant to this Plan.

ARTICLE III
BENEFIT ELIGIBILITY

An Eligible Employee may receive benefits under this Plan only if the Company, any of its subsidiaries or its successors terminates his/her employment without Cause (as defined in Article VII) and the Eligible Employee satisfies all conditions and covenants provided in the Plan.

Benefits are conditioned on an involuntary termination of employment by the Company, any of its subsidiaries or its successors.  An individual shall not be eligible for benefits if, following termination of employment that is in connection with a Change in Control (as defined in Article VII), he/she becomes employed or is offered employment by a successor to the Company in a position that is substantially similar to the position he/she had with the Company or the relevant subsidiary at the time of termination of employment, provided that the geographic location of such position is not more than 50 miles from the geographic location at which the Eligible Employee provided services at the time of termination of employment.

An Eligible Employee will be notified if he/she is eligible for benefits due to a reduction in force or job elimination.  However, an Eligible Employee will not be entitled to benefits under the Plan if he/she is offered and does not accept a reasonable reassignment to another position with the Company, any of its subsidiaries or its successors following such reduction or elimination, provided that the geographic location of such position is not more than 50 miles from the geographic location at which the Eligible Employee provided services immediately prior to termination of employment.

An Eligible Employee will not be entitled to benefits under this Plan in the event of resignation by an Eligible Employee, termination of the Eligible Employee’s employment by the Company, any of its subsidiaries or its successors for Cause, or the Eligible Employee’s death or disability.

ARTICLE IV
SEVERANCE BENEFIT

If an Eligible Employee is eligible for benefits under Article III, his/her severance benefits will be calculated in accordance with Section 4.01, but subject to forfeiture under Section 4.07 or adjustment under Section 4.08, as applicable.

Section 4.01.Severance Benefit Formula.  If an Eligible Employee timely executes, does not thereafter revoke (if applicable), and complies with the General Release & Separation Agreement (as defined in Section 4.03 below), the Eligible Employee will receive the severance benefit described in the Severance Benefit Formula Addendum that applies to the Eligible Employee’s job classification.
Section 4.02.Payment.  Each week of severance pay is equivalent to the weekly compensation regularly paid to the Eligible Employee at the time his/her employment terminates, excluding any overtime pay, bonuses and imputed income, and will be subject to withholding of applicable income, employment, and other taxes.  The severance pay benefit will be reduced by any payments required to be paid by the Company, any of its subsidiaries or its successors to the Eligible Employee under any federal or state law, including without limitation the Worker Adjustment Retraining Notification Act of 1988, as amended (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation).  The severance pay benefit will be paid in the same manner as the regular payroll practices of the Company, the relevant subsidiary or the Company’s successors during the severance period beginning on the first payroll date following the effective date of the General Release & Separation Agreement but no later than sixty (60) days following the termination date.  Eligible Employees will also be paid for any accrued but unused vacation time, as defined in the vacation policy of the Company, the relevant subsidiary or the Company’s successors, as applicable, determined as of the termination date, which payment shall be made no later than required by applicable state law.

All other accruals, benefits and perquisites will cease upon termination of employment except to the extent of continuation coverage that may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable law. The COBRA reimbursement described in the Severance Benefit Formula Addendum shall be subject to the Eligible Employee’s timely and proper election for COBRA continuation coverage and the conditions set forth below. Such Eligible Employee shall be reimbursed for any COBRA premiums paid by the Eligible Employee until the earliest of: (i) the expiration of the applicable COBRA reimbursement period set forth in the Severance Benefit Formula Addendum; or (ii) the date the Eligible Employee becomes covered under another employer's health plan. At the end of this period, the Eligible Employee shall be eligible to continue coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period. Any such COBRA reimbursement shall be paid by the Company, the relevant subsidiary or the Company’s successors to the Eligible Employee as soon as administratively practicable, but no later than sixty (60) days after the COBRA premium has been paid by the Eligible Employee; provided that, within the first ten (10) days of the month for which the COBRA reimbursement is being requested, the Eligible Employee submits appropriate documentation to the Company, the relevant subsidiary or the Company’s successors substantiating his/her payments for COBRA continuation coverage.

Section 4.03.General Release & Separation Agreement.  To receive benefits calculated under Section 4.01, an Eligible Employee must sign (and not thereafter revoke, if applicable) a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities (the “General Release & Separation Agreement”) in the form prescribed by the Administrator (as defined in Article VI below) within the time period set forth in the General Release & Separation Agreement, which shall not exceed sixty (60) days following the termination date.  If an Eligible Employee does not timely sign (or if the Eligible Employee thereafter revokes, if applicable) the General Release & Separation Agreement, such Eligible Employee will not be eligible to receive severance benefits under this Plan.
Section 4.04.Company Benefit Plans.  Participation in this Plan is not intended to alter any benefits an Eligible Employee is entitled to receive under any other benefit plans maintained by the Company, any of its subsidiaries or its successors, except as is expressly provided in such plans or in Section 4.08.  Except as set forth in Section 4.08, those benefits will continue to be determined by the terms of those plans.  For more information, please refer to the plan documents and summary plan descriptions for those plans.
Section 4.05.Non-Alienation of Benefit.  An Eligible Employee may not, in any manner, sell, pledge, transfer, assign, encumber, or otherwise dispose of any severance pay benefit, or any right to such benefit, under this Plan, either voluntarily or involuntarily, before he/she receives it, and any attempt to do so or to otherwise dispose of any right to benefits under this Plan will be void.
Section 4.06.Application for Benefits.  To receive benefits under this Plan, an Eligible Employee must notify the Human Resources Department of the Company, the relevant subsidiary or the Company’s successors by executing and delivering to Human Resources a General Release & Separation Agreement and the General Release & Separation Agreement must become fully effective, all within the time period set forth in the General Release & Separation Agreement, which shall not exceed sixty (60) days following the termination date.  If an Eligible Employee does not receive a benefit to which he/she believes he/she is entitled, the Eligible Employee may write to the Administrator at the address set forth in this Plan and state the benefit to which the Eligible Employee believes he/she is entitled.  Such writing will be considered a claim for benefits described in Section 7.02.
Section 4.07.Forfeiture.  Notwithstanding anything to the contrary set forth herein, any and all remaining severance benefits shall be forfeited and cease immediately upon:
(1)	Any breach of the terms set forth in the General Release & Separation Agreement;
(2)

An Eligible Employee’s rejection of an offer of re-employment with the Company, any of its subsidiaries or its successors in a substantially similar position, provided that the geographic location of such position is not more than 50 miles from the geographic location at which the Eligible Employee provided services at the time of termination of employment; or

(3)	An Eligible Employee’s acceptance of re-employment with the Company, any of its subsidiaries or its successors.
Section 4.08.No Duplication.  An Eligible Employee may not receive severance benefits under both the Plan and another plan, agreement or arrangement with the Company, any of its subsidiaries or its successors.  Such an Eligible Employee will only be entitled to severance benefits under the plan, agreement or arrangement that provides the Eligible Employee with the greatest amount of severance pay.
ARTICLE V
PLAN AMENDMENT OR TERMINATION

The Board of Directors of the Company (the “Board”) may terminate or amend the Plan in its sole discretion at any time by a written amendment that is authorized by the Board.  Notice of any amendment must be provided to or made available to the Administrator.  Oral amendments and modifications of this Plan are not effective.  All amendments and modifications must be in writing and approved by the Board to be effective.

ARTICLE VI
PLAN ADMINISTRATION AND SUMMARY OF INFORMATION
Section 6.01.Plan Administrator.  Except for those responsibilities specifically reserved to the Board herein, the Plan is administered by the “Administrator.”  The Administrator is the individual or committee of individuals designated from time to time by the Board to administer the Plan.  In the absence of such designation, the Board shall be the Administrator.  The Administrator may delegate any of its duties or authorities to any person or entity.  The Administrator has absolute discretion to make all decisions under the Plan, including making determinations about eligibility for and the amounts of benefits payable under the Plan and interpreting all Plan provisions.  All decisions of the Administrator are final, binding and conclusive.
Section 6.02.How to Make a Claim for Benefits.  If severance benefits are not automatically paid upon a payment event, an Eligible Employee may file a request for benefits in writing with the Administrator within sixty (60) days following the termination date.  Failure to timely submit an application for benefits in writing will result in a loss of Plan benefits.

If an Eligible Employee’s claim for Benefits is denied, the Administrator will furnish written notice of denial to the Eligible Employee (the “Claimant”) within ninety (90) days of the date the claim is received, unless special circumstances require an extension of time for processing the claim.  This extension will not exceed ninety (90) days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial ninety (90) day review period.  If the Administrator does not provide written notice of denial, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.

1.The notice of denial to the Claimant shall state:
(a)	The specific reasons for the denial;
(b)	Specific references to pertinent provisions of the Plan on which the denial was based;
(c)	A description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;
(d)	A description of the Plan’s review procedure and time limits applicable to such procedures, including a statement that the Claimant has the right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)
(e)	A statement that the Claimant may request, upon written application to the Administrator, to review pertinent Plan documents; and
(f)	The name and address of the Administrator to which the Claimant may forward an appeal. The notice of denial may state that failure to appeal the action to the Administrator in writing within a sixty (60) day period will render the determination final, binding and conclusive.
2.If the Claimant appeals to the Administrator, the Claimant or his/her authorized representative must submit a written request for review, and may include whatever issues, documents, records, comments or other information that he/she believes to be pertinent, no later than sixty (60) days after the Claimant has received written notification of the denial.  The Claimant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to his/her claim for benefits. The Administrator shall reexamine all facts related to the appeal, taking into account all comments, documents, records, and other information that the Claimant submitted relating to his/her claim (without regard to whether such information was submitted or considered in the initial denial of his/her claim), and make a final determination of whether the denial of benefits is justified under the circumstances.  The Administrator shall advise the Claimant in writing of:
(a)	The Administrator’s decision on appeal;
(b)	The specific reasons for the decision;
(c)	The specific provisions of the Plan on which the decision is based; and
(d)	That the Claimant has the right to bring a civil action under Section 502(a) ERISA.

Notice of the Administrator’s decision shall be given within sixty (60) days of the Claimant’s written request for review, unless additional time is required due to special circumstances.  In no event shall the Administrator render a decision on an appeal later than one hundred and twenty (120) days after receiving a written request for a review.

Section 6.03.Additional Information.  The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.  Benefits under the Plan are paid out of the general assets of the Company.  The Company may, in its discretion establish a “grantor trust” to fund the payment of benefits under the Plan.  Otherwise, the Plan does not give an Eligible Employee any rights to any particular assets of the Company.  Cash amounts paid under a severance plan are generally considered taxable income to the recipient.
Section 6.04.ERISA Rights.  Participants in the Plan are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:
●	Examine, without charge, at the Administrator’s office and at other specified locations, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor.
●	Obtain copies, upon written request to the Administrator, of all documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate this Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Employees and other Plan participants and beneficiaries.  No one, including the Company or any other person, may fire an Eligible Employee or otherwise discriminate against an Eligible Employee in any way to prevent the Eligible Employee from obtaining a benefit under this Plan or from exercising his/her rights under ERISA.  As discussed above, if a claim for a benefit is denied in whole or in part, an Eligible Employee must receive a written explanation of the reason for the denial.  Eligible Employees have the right to have the Administrator review and reconsider a claim.

Under ERISA, there are steps an Eligible Employee can take to enforce the above rights.  For instance, if an Eligible Employee requests materials from the Administrator and does not receive them within thirty (30) days, he/she may file suit in federal court.  In such a case, the court may require the Administrator to provide the materials and pay the Eligible Employee up to $110 a day until the Eligible Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If an Eligible Employee has a claim for benefits that is denied or ignored, in whole or in part, and he/she has exhausted all administrative remedies provided herein and under ERISA, such Eligible Employee may file suit in federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money or if an Eligible Employee is discriminated against for asserting his/her rights, the Eligible Employee may seek assistance from the U.S. Department of Labor or may file suit in federal court.  The court will decide who should pay court costs and fees.  If the Eligible Employee loses, the court may order him/her to pay these costs and fees, for example, if it finds the Eligible Employee’s claim is frivolous.

If an Eligible Employee has any questions about the Plan, he/she should contact the Administrator.  If an Eligible Employee has any questions about this statement or about his/her rights under ERISA, the Eligible Employee should contact the nearest Area Office of the U.S. Labor-Management Services Administration.

Section 6.05.Section 409A.  It is intended that the payments and benefits set for in this Plan are, to the greatest extent possible, exempt from the application of Section 409A of the Internal Revenue Code (“Section 409A”) and the Plan shall be construed and interpreted accordingly.  However, if the Company (or, if applicable, any of its subsidiaries or its successors) determines that all or a portion of the payments and benefits provided under the Plan constitute “deferred compensation” under Section 409A and that the Eligible Employee is a “specified employee” of the Company, any of its subsidiaries or its successors, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six (6) month anniversary of the Eligible Employee’s “separation from service” (as defined under Section 409A) and the Company, the relevant subsidiary or the Company’s successors, as applicable, shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of the payments that the Eligible Employee would otherwise have received during such six (6) month period had no such delay been imposed and (B) commence paying the balance of the payments, if any, in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, each installment payment provided under the Plan shall be treated as a separate payment. To the extent required by Section 409A, any payments to be made to an Eligible Employee upon his/her termination of employment shall only be made upon such Eligible Employee’s separation from service. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company, its subsidiaries or its successors be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Eligible Employee on account of noncompliance with Section 409A.

Section 6.06.Summary of Plan Information.
Name of Plan:	Capstone Green Energy Holdings, Inc.
Severance Pay Plan

Company Address:	Capstone Green Energy Holdings, Inc.
16640 Stagg Street
Van Nuys, CA 91406

Who Pays for the Plan:	The cost of the Plan is paid entirely by the Company.

The Company’s Employer Identification No.:  20-1514270

Plan Number:  [●]

Plan Year:  January 1 to December 31

Plan Administrator:

For the Company’s Chief Executive Officer:

Administrator of the Severance Pay Plan
c/o Board of Directors
Capstone Green Energy Holdings, Inc.
16640 Stagg Street
Van Nuys, CA 91406

(818) 734-5300

For the Company’s Chief Financial Officer:

Administrator of the Severance Pay Plan
c/o John Juric
Capstone Green Energy Holdings, Inc.
16640 Stagg Street
Van Nuys, CA 91406

(818) 734-5300

All other Eligible Employees:

Administrator of the Severance Pay Plan
Capstone Green Energy Holdings, Inc.
16640 Stagg Street
Van Nuys, CA 91406

(818) 734-5300

Agent for Service of Legal Process on the Plan: Chief Executive Officer of the Company or the Administrator.

ARTICLE VII
DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

“Change in Control” shall mean (references to the Company in this definition shall include the Company’s successors, as applicable):  (a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty (50) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date of this Agreement, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Board on the Effective Date or whose appointment, election or nomination for election was previously so approved (the “Incumbent Directors”); or (c) the consummation of (i) any consolidation or merger of the Company (A) where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty (50) percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) or (B) after which the Incumbent Directors continuing immediately thereafter do not represent at least a majority of the board of directors of the resulting or successor entity (or its ultimate parent, if applicable), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to fifty (50) percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns fifty (50) percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a). Further, notwithstanding the foregoing, a “Change in Control” shall be deemed not to have occurred for purposes of any of the foregoing clauses (a) or (b) unless the respective transaction constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

“Cause” shall mean (a) if the Eligible Employee is a party to an employment or service agreement with the Company, any of its subsidiaries or its successors and such agreement provides for a definition of Cause, the definition contained therein; or (b) if no such agreement exists, or if such agreement does not define Cause, any of the following: (i) an Eligible Employee’s failure to devote substantially all of the Eligible Employee’s full professional time, attention, energies, and abilities to the Eligible Employee’s employment duties for the Company, the relevant subsidiary or the Company’s successors, which failure has continued for more than thirty (30) days following written notice of such non-performance from the Company, the relevant subsidiary or the Company’s successors; (ii) an Eligible Employee’s inducement of any customer, consultant, employee, or supplier of the Company, any of its subsidiaries or its successors to unreasonably breach any contract with the Company, any of its subsidiaries or its successors or cease its business relationship with the Company, any of its subsidiaries or its successor; (iii) an Eligible Employee’s failure to perform the duties and obligations of the Eligible Employee’s position(s), which failure has continued for more than thirty (30) days following written notice of such non-performance from the Company, the relevant subsidiary or the Company’s successors; (iv) an act or acts of dishonesty undertaken by the Eligible Employee resulting in substantial personal gain by the Eligible Employee at the expense of the Company, any of its subsidiaries or its successors; (v) an Eligible Employee’s gross negligence or willful misconduct or material breach of a fiduciary or contractual duty to the Company, any of its subsidiaries or its successors; (vi) an Eligible Employee’s material violation of state or federal securities laws or failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company, any of its subsidiaries or its successors to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; (vii) an Eligible Employee’s breach of any confidentiality, trade secret or return of property obligations to the Company, any of its subsidiaries or its successor, which breach, if curable, has not been cured within thirty (30) days following written notice of such breach from the Company, the relevant subsidiary or the Company’s successors; (viii) a violation by an Eligible Employee of the material written employment policies of the Company, the relevant subsidiary or the Company’s successors, including those regarding discrimination, harassment and retaliation; (ix) an Eligible Employee’s commission of, or plea of guilty or no contest to, any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by an Eligible Employee that would reasonably be expected to result in material injury or reputational harm to the Company, any of its subsidiaries or its successors if he/she were retained in his/her position(s); (x) an Eligible Employee’s breach of any non-competition, non-solicitation, non-disparagement or other written agreement with the Company, any of its subsidiaries or its successors containing restrictive covenants; (xi) an Eligible Employee’s excessive use of alcohol or the use or possession of an illegal or controlled substance, in each case, in the workplace or which materially impairs the ability of the Eligible Employee to effectively perform his/her duties or responsibilities; or (xii) the suspension or loss of, or a failure by an Eligible Employee to maintain in full force and effect, any professional license or certification needed by the Eligible Employee, under applicable law or otherwise, to be entitled to perform any of his/her duties or responsibilities.

This Capstone Green Energy Holdings, Inc. Severance Pay Plan was approved by the Board on December 7, 2023, to be effective as of the Effective Date.

Severance Benefit Formula Addendum

General

The Severance Benefit Formula in Section 4.01 is calculated as follows for Eligible Employees who are not classified by the Company, any of its subsidiaries or its successors as a Director, Vice President or Executive or the Chief Executive Officer at the time of termination of employment: subject to the terms and conditions set forth in Article IV, each such Eligible Employee will receive one (1) week of severance pay for each full year of service with the Company, any of its subsidiaries or its successors as an Eligible Employee (except for years of service for which severance benefits have previously been paid by the Company, any of its subsidiaries or its successors) for the period ending on the date of termination; provided, however, that benefits will not be less than two (2) weeks of severance pay, or more than twelve (12) weeks of severance pay.

A “Director” is an employee of the Company, any of its subsidiaries or its successors who reports directly to an Executive or Vice President of the Company, any of its subsidiaries or its successors and makes at least $85,000 in annual base salary.  An “Executive” is an employee of the Company, any of its subsidiaries or its successors who reports directly to the Chief Executive Officer of the Company, any of its subsidiaries or its successors.  A “Vice President” is any Vice President of the Company, any of its subsidiaries or its successors who does not report directly to the Chief Executive Officer of the Company, any of its subsidiaries or its successors.

Severance Benefit Formula Addendum

Directors

The Severance Benefit Formula in Section 4.01 is calculated as follows for Eligible Employees who are classified by the Company, any of its subsidiaries or its successors as Directors at the time of termination of employment: subject to the terms and conditions set forth in Article IV, each such Eligible Employee will receive two (2) weeks of severance pay for each full year of service with the Company, any of its subsidiaries or its successors as an Eligible Employee (except for years of service for which severance benefits have previously been paid by the Company, any of its subsidiaries or its successors) for the period ending on the date of termination; provided, however, that benefits will not be less than two (2) weeks of severance pay, or more than twelve (12) weeks of severance pay.

A “Director” is an employee of the Company, any of its subsidiaries or its successors who reports directly to an Executive or Vice President of the Company, any of its subsidiaries or its successors and makes at least $85,000 in annual base salary.

Severance Benefit Formula Addendum

Vice Presidents

The Severance Benefit Formula in Section 4.01 is calculated as follows for Eligible Employees who are classified by the Company, any of its subsidiaries or its successors as Vice Presidents at the time of termination of employment: subject to the terms and conditions set forth in Article IV, each such Eligible Employee will receive twelve (12) weeks of severance pay.  The severance plan also includes COBRA reimbursement for a period of three (3) months following the date of termination.

A “Vice President” is any Vice President of the Company, any of its subsidiaries or its successors who does not report directly to the Chief Executive Officer of the Company, any of its subsidiaries or its successors.

Severance Benefit Formula Addendum

Executives

The Severance Benefit Formula in Section 4.01 is calculated as follows for Eligible Employees who are classified by the Company, any of its subsidiaries or its successors as Executives at the time of termination of employment: subject to the terms and conditions set forth in Article IV, each such Eligible Employee will receive twenty-six (26) weeks of severance pay.  The severance plan also includes COBRA reimbursement for a period of six (6) months following the date of termination.  The Chief Financial Officer will receive (52) weeks of severance pay including COBRA reimbursement for a period of (12) months following the date of termination.

An “Executive” is an employee of the Company, any of its subsidiaries or its successors who is or who reports directly to the Chief Executive Officer of the Company, any of its subsidiaries or its successors but not including the Chief Executive Officer.

Severance Benefit Formula Addendum

Chief Executive Officer

The Severance Benefit Formula in Section 4.01 is calculated as follows for the Eligible Employee who is the Chief Executive Officer of the Company, any of its subsidiaries or its successors at the time of termination of employment: subject to the terms and conditions set forth in Article IV, each such Eligible Employee will receive eighteen (18) months of severance pay.  The severance plan also includes COBRA reimbursement for a period of eighteen (18) months following the date of termination.